Exhibit 10.1

SERVICES AGREEMENT

THIS SERVICES AGREEMENT (this "Agreement"), dated and executed as of November 13, 2008, is made by and between Allegro Biodiesel Corporation ("ABDS" or the "Company") and Ocean Park Advisors, LLC, a California limited liability company (“OPA”).

RECITALS

WHEREAS, the Company is monetizing non-operating assets and seeking a strategic transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and covenants set forth herein, and intending to be legally bound hereby, the parties to this Agreement hereby agree as follows:

1.           Effectiveness of the Agreement.  This Agreement shall become effective as of November 1, 2008.

2.           Engagement. The Company hereby engages OPA to perform management services for the benefit of the Company on the terms and conditions set forth in this Agreement. The Company is hereby obtaining from OPA the services set forth on Schedule 1 (the “Management Services”).

3.           Duties.

(a)           The provision of Management Services by OPA shall be subject to ABDS’ Charter, Bylaws (including without limitation the provision that the business and affairs of ABDS shall be managed by its Board of Directors (the "Board")) and other governing documents, including committee charters, as well as applicable laws and regulations, including the regulations of any securities exchange on which ABDS' securities are listed or traded.

(b)           During the Term, OPA shall be entitled to nominate two directors to the Board (the “OPA Directors”).  If any OPA Director is not elected to the Board or for any reason is not serving as an ABDS director during the Term, then OPA shall have the right to nominate another person to serve as a director of ABDS.  As of the date of this Agreement, Comer serves as a Director of ABDS.

(c)           OPA shall cause its representative to furnish such time at such locations as are reasonably necessary to perform the Management Services.  Consequently, it is hereby understood and agreed that no individual person is required to devote a majority of his full time to this engagement.  In furtherance of the foregoing, ABDS shall include the OPA nominees in any proxy statement relating to the election of directors.  If for any reason the OPA nominees are not elected to the Board, the Board shall create a vacancy on the Board and appoint the OPA directors to fill such vacancies in accordance with the bylaws of the Company.

(d)           In undertaking to provide the services set forth herein, none of OPA or any other person or entity guarantees or otherwise provides any assurances that their efforts to build the Company's operational and financial health and stability will be successful and, except for the amount referenced in Section 5(b), ABDS' obligation to provide the compensation specified under Section 5 hereof shall not be conditioned upon any particular results being obtained.

4.           Term.

(a)           The initial term of OPA's engagement hereunder (the “Term”) shall be for one year commencing on the date of the Closing.  The Term shall continue thereafter on a month-to-month basis unless terminated by either party upon 60 days’ advance written notice.

(b)           ABDS shall have the right to terminate the Management Services, effective upon 60 days advance written notice, if Comer, as contemplated by the terms of Schedule 1, is not actively engaged in the provision of Management Services whether due to death, disability or by reason of a material breach of this Agreement by OPA.

5.           Compensation. The following compensation shall be payable to OPA for provision of the Management Services by OPA:

(a)           Base Fee.  ABDS shall pay OPA a monthly fee (the “Base Fee”) of $18,000, pro-rated for partial months and payable in advance no later than the first day of every month during the Term.

(b)           Bonus Fees.  ABDS shall pay to OPA the following bonuses (collectively, the “Bonus Fees”).

(i)           $30,000 upon the receipt of any net cash award (“Cash Award”) disbursed to ABDS in connection with its claims against the escrow account that was established in connection with ABDS’ acquisition of Vanguard Synfuels, LLC (the “Escrow Account”), payable as follows:  (a) $15,000 immediately upon receipt of the Cash Award by ABDS; and (b) an additional $15,000 if, and only if, the sum of such additional $15,000 plus the amount payable to OPA pursuant to Section 6(a) does not exceed the payment cap established pursuant to the second sentence of such Section; provided that, such cap will not apply if the Cash Award exceeds $600,000.

(ii)           $15,000 upon the completion of the sale of ABDS’ entire interest in Community Power Corporation (“CPC”), payable as follows:  (a) $7,500 immediately upon the completion of such sale; and (b) an additional $7,500 if, and only if, the sum of such additional $7,500 plus the amount payable to OPA pursuant to Section 6(b) does not exceed the payment cap established pursuant to the second sentence of such Section.  Notwithstanding anything to the contrary contained in this subparagraph, the amounts due to OPA hereunder and under Section 6(b) shall be paid to OPA if the Board of Directors of ABDS determines that it is in the best interests of ABDS to retain a portion of its interest in CPC.

(iii)           $15,000 immediately upon the closing of a strategic transaction involving ABDS.

(c)           Expenses.   OPA shall reimburse $1,320 per month to ABDS for shared use of office space occupied by OPA.  In addition, OPA shall reimburse 60% of shared expenses related to such office space to ABDS.  These items shall include: telecom expenses, office supplies, parking, information technology support and maintenance for capital equipment, etc.

(d)           Other Benefits.  Comer and other persons performing Management Services shall also be entitled to coverage for services rendered to the Company while they serve as directors or officers of the Company under director and officer liability insurance policy(ies) maintained by the Company from time to time.  No person rendering Management Services on behalf of OPA shall be entitled to receive other benefits (including, without limitation, employee welfare benefits) by virtue of this Agreement.

(e)           Milestone Tails.  In the event this Agreement expires or is terminated by ABDS for a reason other than “Cause” (as defined herein) and (i) ABDS completes one or more of the milestones set forth in Section 6 (a), (b) or (c) (the “Milestones”) within two (2) years of the expiration or termination date, or (ii) the Board of Directors of ABDS fails to use good faith reasonable efforts to complete one or more of the Milestones within two (2) years of the termination date, OPA shall be entitled to receive payment of the amount(s) that would have been payable to it for the applicable Milestone(s) as provided in Sections 5 and 6.  The term “Cause” means (i) a breach of this Agreement by OPA which is not cured within applicable cure periods; (ii) gross negligence by OPA or its employees in the performance of its services hereunder; or (iii) a breach of the duty of loyalty by any employee of OPA who is acting as an officer or director of ABDS pursuant to this Agreement.

6.           Accrued Amounts Owed to OPA; Milestones.  The parties agree that, as of November 1, 2008, Allegro owes OPA $384,399.06 in accrued fees (“Accrued Fees”) payable pursuant to the 2006 Services Agreement (as defined in Section 20).  OPA hereby waives $184,399.06 of the Accrued Fees.  Allegro agrees to pay OPA the balance of the Accrued Fees, equaling $200,000 (the “Balance of Accrued Fees”), as follows:

(a)           $135,000 upon the receipt of any Cash Award by ABDS; provided that the sum of the amount of such payment, plus the $15,000 amount payable to OPA pursuant to subparagraph (b)(i)(b) of Section 5, may not exceed 15% of the Cash Award (the “Cash Award Payment Cap”), and if it does exceed such Cap, such amount will be reduced to the amount of such Cap.  Notwithstanding the foregoing, the Cash Award Payment Cap will not apply if the Cash Award exceeds $600,000.00.

(b)           If Allegro’s entire interest in CPC is sold (a “CPC Sale”) after ABDS’ receipt of the Cash Award, OPA will receive $32,500 immediately upon the completion of the CPC Sale; provided that, the sum of such amount plus the $7,500 payable to OPA pursuant to subparagraph (b)(ii)(b) of Section 5 may not exceed 15% of the cash portion, if any, of the CPC Sale (the “CPC Payment Cap”), and if it does exceed such Cap, such amount shall be reduced to the amount of the Cap.  If Allegro’s entire interest in CPC is sold prior to ABDS’ receipt of the Cash Award, OPA will receive $16,750 immediately upon the completion of the CPC Sale and $16,750 upon ABDS’ receipt, if ever, of the Cash Award; provided that, the sum of the aggregate amount of $32,500 payable to OPA pursuant to this sentence plus the $7,500 payable pursuant to subparagraph (b)(ii)(b) of Section 5 may not exceed the CPC Payment Cap, and if it does exceed such Cap, such amount shall be reduced to the amount of such Cap.

(c)           $32,500 immediately upon the closing of a strategic transaction involving ABDS.

(d)           OPA will make bi-weekly reports to the independent director(s) of ABDS, in form and substance reasonably satisfactory to the parties, regarding the steps being taken by OPA to achieve the Milestones.

(e)           The parties agree that the failure to achieve a Milestone by OPA or ABDS will have no effect on OPA’s right to receive payment of the portion of the Balance of the Accrued Fees which relates to such Milestone.  OPA will be entitled to receive payment of such portion at such time, if ever, that ABDS pays other creditors of ABDS, such payment to be made on a pari passu basis with such creditors.

7.           Representations and Warranties.  Each party represents and warrants to the other party as follows:

(a)           It is a legal entity duly organized and validly existing under the laws of the jurisdiction in which it was organized and has all requisite corporate power to enter into this Agreement.

(b)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein nor compliance by it with any of the provisions hereof will: (i) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to it or (ii) require the consent, approval, permission or other authorization of, or qualification or filing with or notice to, any court, arbitrator or other tribunal or any governmental, administrative, regulatory or self-regulatory agency or any other third party.

(c)           This Agreement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding agreement.

8.           Indemnification.

(a)           The Company shall indemnify and hold OPA, its principals, officers, shareholders, employees and agents harmless from and against any and all liability, demands, claims, actions, losses, interest, costs of defense and expenses (including, without limitation, reasonable attorneys’ fees) which arise out of or in connection with the acceptance of this Agreement and the performance of its duties hereunder except such acts or omissions as may result from the willful misconduct or gross negligence of OPA.  Promptly after receipt by OPA of notice of any demand or claim or the commencement of any action, suit or proceeding relating to this Agreement, OPA shall promptly notify the Company in writing.  IT IS EXPRESSLY THE INTENT OF THE COMPANY TO INDEMNIFY OPA AND ITS DIRECTORS, OFFICERS, SHAREHOLDERS, MEMBERS AND EMPLOYEES AND AGENTS FROM ERRORS IN JUDGMENT OR OTHER ACTS OR OMISSIONS NOT AMOUNTING TO WILFULL MISCONDUCT OR GROSS NEGLIGENCE.

(b)           The parties acknowledge that Comer has entered into Indemnification Agreements with ABDS dated as of August 4, 2006, in connection with their service as officers and directors of ABDS (the “Indemnification Agreements”).  Further, ABDS shall, upon the execution and delivery of this Agreement, enter into an indemnification agreement with OPA for the benefit of OPA and all persons employed by OPA who render Management Services on substantially similar terms as the Indemnification Agreements.

9.           Insurance.

(a)           ABDS has furnished to OPA a true, correct and complete copy of the following: Directors and Officers Go Forward Policy underwritten by National Union Fire Insurance Company of Pittsburgh, PA, Directors and Officers Runoff Policy underwritten by National Union Fire Insurance Company of Pittsburgh, PA and Commercial Liability Insurance underwritten by Markel International Inc. Co., LTD.  (collectively, the "Policies" or individually referred to as a "Policy") issued to ABDS by various insurers as set forth herein (collectively, the "Insurer"). ABDS represents that, to the best of ABDS’ knowledge, the Policies are in full force and effect and that no event has occurred that constitutes or, with the passage of time or giving of notice would constitute, an event of default thereunder or that would otherwise give the Insurer any right to cancel such Policies. Promptly after OPA’s written request, ABDS shall notify the Insurer of the appointment of any person performing Management Services who becomes an officer of ABDS. ABDS shall cause its insurance broker to send copies of all documentation and other communications regarding the Policies, including without limitation any renewal or cancellation thereof, to the attention of OPA, in the manner set forth herein, and OPA, Comer, and any person performing Management Services who becomes an officer of ABDS shall have all indemnities available to the officers of ABDS pursuant to ABDS’ Charter and Bylaws. As long as the same can be done at a commercially reasonable cost, during the term of this Agreement, ABDS shall maintain directors and officers liability insurance coverage, employment practices insurance coverage and fiduciary liability insurance coverage comparable as to terms (including without limitation the provisions or any similar provision regarding extension of the discovery period thereunder) and amounts not lower than those provided under the Policies, with any such replacement coverage being obtained from an insurer with a rating from a nationally recognized rating agency not lower than that of the Insurer presently providing such coverage. Upon any cancellation or non-renewal of any Policies by any Insurer, as long as the same can be done at a commercially reasonable cost, ABDS shall exercise its rights under the applicable clause of the relevant Policy to extend the claim period for a one-year "discovery period" and shall exercise such rights and pay the premium required thereunder within the 30-day period specified therein. ABDS shall use commercially reasonable efforts, in connection with the next renewal of each Policy, to negotiate to obtain an option to extend the discovery period set forth in such Policies from one to three years, as long as the same can be obtained at a commercially reasonable cost.

(b)           If a Change of Control (as defined below) occurs after the date hereof with respect to the Company within six years of the later of (i) the termination of the Term or (ii) the date that Comer ceases to serve as officer or director of the Company (such later date, the “Termination Date”), then the Company shall purchase a “tail” directors and officers liability coverage policy that shall name Comer as additional named insured.  The maximum coverage amount of such policy shall be appropriate for a Company of the type and size of the Company or the date the policy is purchased, but in any event, not less than $10 million.  The term of the policy shall be not less than six years less the period of time lapsed since the Termination Date. “Change in Control” shall mean the first to occur of any of the following events:

(i)
A transaction or series of transactions (other than an offering of equity securities by the Company) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 50% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition;

(ii)
During any twelve-month period, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in Section 5(i)(ii)(A) or Section 5(i)(ii)(C)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the twelve-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(iii)
The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction that results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction.

10.           Limitations on Liability. The Company agrees that OPA and its personnel will not be liable to the Company for any claims, liabilities, or expenses relating to this engagement in excess of the fees paid by them to OPA pursuant to this Agreement, unless there is a final, nonappealable order of a Court of competent jurisdiction finding OPA or its personnel performing Management Services liable for gross negligence or willful misconduct.  In no event will OPA or any person or entity, or their personnel be liable for consequential, special, indirect, incidental, punitive or exemplary loss, damages or expenses relating to the provision of Management Services. These limitations on liability provisions extend to the employees, representatives, agents and counsel of OPA. The limitation on liability contained in this Agreement and the indemnification agreements referenced in Section 7 shall survive the completion or termination of this Agreement.

11.           Independent Contractor; Taxes. The parties intend that OPA shall render services hereunder as an independent contractor, and nothing herein shall be construed to be inconsistent with this relationship or status.  OPA and any person providing Management Services shall be solely responsible for any tax consequences by reason of this Agreement and the relationship established hereunder, and the Company shall not be responsible for the payment of any federal, state or local taxes or contributions imposed under any employment insurance, social security, income tax or other tax law or regulation with respect to OPA’s performance of management services hereunder. Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to effect any withholding from any amount payable by it pursuant to this Agreement to the extent required by law.

12.           Jurisdiction. Each of OPA and the Company hereby irrevocably and unconditionally (a) submits for itself and its property in any legal action or proceeding relating to this Agreement, to the non-exclusive general jurisdiction of the State of California, the Courts of the United States of America for the Central District of California located in Los Angeles County, California, and appellate courts from any thereof; (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same; (c) agrees that service of process in any such action or proceeding may be effected in any manner permitted by law and agrees that nothing herein shall affect the right to effect service of process in any manner permitted by law or shall limit the right to sue in any other jurisdiction; and (d) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this subsection any special, exemplary or punitive or consequential damages.

13.           Survival of Agreement. Except as provided in this Agreement, the obligations set forth in Sections 5, 6, 7 and 8 shall survive the expiration, termination, or supersession of this Agreement.

14.           Amendments. Any amendment to this Agreement shall be made in writing and signed by the parties hereto.

15.           Enforceability. If any provision of this Agreement shall be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law as if such provision had been originally incorporated herein as so modified or restricted or as if such provision had not been originally incorporated herein, as the case may be.

16.           Construction. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California.

17.           Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or duly sent by certified mail, postage prepaid or by an overnight delivery service, charges prepaid; addressed to such party at the address set forth below or such other address as may hereafter be designated in writing by the addressee to the addressor:

If to the Company:
Allegro Biodiesel Corporation
6033 West Century Blvd., Suite 1090
Los Angeles, California 90045
Attention:  Chairman of the Board

with a copy to:
Zimmerman, Koomer, Connolly, Finkel & Gosselin LLP
601 South Figueroa Street, Suite 2610
Los Angeles, CA 90017-5704
Attention: Craig E. Gosselin, Esq.

If to OPA:	Ocean Park Advisors, LLC 5710 Crescent Park East, Suite 334 Playa Vista, California 90094 Attention: W. Bruce Comer III

Any party may from time to time change its address for the purpose of notices to that party by a similar notice specifying a new address, but no such change shall be deemed to have been given until it is actually received by the party sought to be charged with its contents.

18.           Waivers. No claim or right arising out of a breach or default under this Agreement shall be discharged in whole or in part by a waiver of that claim or right unless the waiver is supported by consideration and is in writing and executed by the aggrieved party hereto or his or its duly authorized agent. A waiver by any party hereto of a breach or default by the other party hereto of any provision of this Agreement shall not be deemed a waiver of future compliance therewith, and such provisions shall remain in full force and effect.

19.           Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which shall together constitute one and the same instrument.

20.           Entire Agreement; Termination of 2006 Services Agreement.  This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement among the parties hereto with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.  This Agreement specifically supersedes that certain Services Agreement dated as of September 20, 2006, between OPA and Diametrics Medical, Inc. (which subsequently changed its name to Allegro Biodiesel Corporation), as amended by that certain First Amendment to Services Agreement (collectively, the “2006 Services Agreement”).  The 2006 Services Agreement is hereby terminated and of no further force or effect; provided however, that all claims of OPA for deferred fees and bonuses under the 2006 Services Agreement shall survive the termination thereof and shall be determined and paid as provided in Sections 5 and 6 hereof.

21.           No Third Party Beneficiaries. This Agreement is for the sole and exclusive benefit of the Parties hereto and nothing herein, expressed or implied, shall give or be construed to give any person or entity, other than the parties hereto, any legal or equitable rights hereunder.

22.           Assignment.   Except as specifically stated in this Agreement, neither this Agreement nor any of the rights, interests or obligations of any party hereunder shall be assigned or delegated by either party without the prior written consent of the other party, not to be unreasonably withheld.  Any unauthorized assignment or delegation shall be null and void. Notwithstanding the foregoing, OPA may assign this Agreement to an affiliated entity for tax or organizational reasons, so long as the Management Services and the principal individuals providing such services shall be as contemplated herein.  Furthermore, either party may, without the other’s consent, assign this Agreement to a present or future affiliate, successor in a merger or similar transaction or purchaser of all or substantially all of such party’s assets.

23.           Bankruptcy.  OPA agrees that:  (i) this Agreement will not be considered to be an executory contract, as defined under the federal bankruptcy code (the “Code”); (ii) if ABDS becomes a debtor under Chapter 7 of the Code or a petition for reorganization or adjustment of debt is filed concerning ABDS under Chapters 11 or 13 of the Code, the Trustee in any such proceeding may elect to reject this Agreement; and (iii) OPA shall not file a claim in any such proceeding as an unsecured creditor with regard to any amounts payable to OPA after the date of the commencement of such proceeding.

IN WITNESS WHEREOF, this Agreement has been executed by the parties as of the dates below.

ALLEGRO BIODIESEL CORPORATION

By:           /s/ Jeff Lawton
Name: Jeff Lawton
Title: Director

OCEAN PARK ADVISORS, LLC

By:           /s/ W. Bruce Comer III
Name: W. Bruce Comer II
Title: Managing Partner

Schedule 1

Management Services

OPA will provide executive management services (the “Management Services”) to the Company, including, without limitation, fulfilling the duties typically performed by a chief executive officer and chief financial officer.  The Management Services shall include:

•	Managing the Company’s disclosure and corporate governance practices to meet the requirements relevant to a publicly-traded company of the Company’s stage of development;

•	Managing the day-to-day financial operations of the Company and overseeing the activities of the Company’s operating units;

•	Review and assist in preparing the Company’s financial statements and disclosure filings as required by the SEC and applicable law;

•	Preparing for and holding Company board meetings;

•	Assisting, as necessary, with capital-raising efforts;

•	Assisting in the pursuit of business development transactions; and

•	Reviewing strategic and financing options for the Company.

It is understood and agreed that the Management Services to be provided by OPA do not encompass all services required to manage the Company and that the Company will need to utilize, at the Company’s cost, additional specialists.  These specialists may include, without limitation, legal, tax, environmental, accounting, investor relations, website design and other advisory persons.